Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the Third Quarter 2020 and

Will Host Conference Call and Webcast on Friday, October 30, 2020

Burr Ridge, Illinois - (October 28, 2020) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial” ) filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and a Quarterly Financial and Statistical Supplement on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.

BankFinancial reported net income for the three months ended September 30, 2020 of $1.9 million, or $0.13 per common share, compared to net income of $3.9 million, or $0.26 per common share, for the three months ended September 30, 2019. BankFinancial also reported net income of $6.7 million, or $0.45 per common share, for the nine months ended September 30, 2020, compared to net income of $8.3 million, or $0.53 per common share, for the nine months ended September 30, 2019.  At September 30, 2020, BankFinancial had total assets of $1.605 billion, total loans of $1.066 billion, total deposits of $1.402 billion and stockholders' equity of $172 million.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov.  The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review third quarter 2020 results in a conference call and webcast for stockholders and analysts on Friday, October 30, 2020 at 9:30 a.m. Chicago, Illinois Time.  The conference call may be accessed by calling (844) 413-1780 using participant passcode 1086689. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page.  For those unable to participate in the conference call, the webcast will be archived through Friday, November 13, 2020 on our website.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234